Exhibit 99.1

Contact: Whirlpool Corporation

Media: 269/923-7405

Media@Whirlpool.com

Financial: Joe Lovechio, 269/923-2641

Investor_Relations@Whirlpool.com

VICTORY FOR AMERICAN WASHER INDUSTRY: RULING SUPPORTS U.S. WORKERS AND CONSUMERS

U.S. imposes duties on LG and Samsung for unlawful pricing

BENTON HARBOR, Mich. – January 23, 2013 – The U.S. International Trade Commission (ITC) today unanimously ruled that unlawful pricing by Samsung and LG caused injury to the U.S. clothes washer industry. This positive vote was the ITC’s final ruling in the international trade investigations related to clothes washers from South Korea and Mexico. As a result of today’s vote, the U.S. government will impose duties on imports of the unlawfully traded clothes washers. This decision is an important stride toward enforcing laws that enable a balanced competitive marketplace for U.S. manufacturers, their employees and customers.

Whirlpool Corporation (NYSE: WHR) welcomes today’s decision, which is in response to anti-dumping and anti-subsidy petitions filed by the company in December 2011 on behalf of the U.S. appliance industry. This vote follows a U.S. Department of Commerce (DOC) ruling last month that foreign manufacturers were selling clothes washers in the U.S. at less than fair value.

“The actions taken today by the U.S. government represent a great victory for the U.S. appliance industry, especially for our employees and consumers,” said Marc Bitzer, President, Whirlpool North America. “We invest in U.S. manufacturing because we believe in our 22,000 U.S. employees and the innovative products we produce. Today the government made the right decision. We expect this ruling will restore a level competitive playing field that enables Whirlpool and other U.S. manufacturers to continue investing in America to produce the high-quality, innovative products that consumers deserve.”

As a result of today’s final affirmative ruling, U.S. Customs will impose duties on imports of the unlawfully traded clothes washers based on the following cash deposit rates set by the DOC in December 2012:

South Korean Producers

LG	13 percent

Samsung	11 percent

Daewoo	151 percent

Mexican Producers

Samsung	72 percent

Electrolux	36 percent

As the world’s leading home appliance maker, Whirlpool Corp. is a recognized leader in product innovation and quality. For additional information about the company’s innovation leadership and actions to defend U.S. jobs, please visit http://whirlpoolcorp.com/america.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2011, 68,000 employees, and 65 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Forward-looking Statement

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (6) The impact of the European debt crisis; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (10) product liability and product recall costs; (11) the effects and costs of governmental investigations or related actions by third parties; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (14) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; (18)

changes in the legal and regulatory environment including environmental and health and safety regulations; and (19) the ability of Whirlpool to manage foreign currency fluctuations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

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